                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                  FORM 8-K/A

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported)
                               November 17, 1999


                    NUTRITION FOR LIFE INTERNATIONAL, INC.
      -------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


                                     Texas
                 ---------------------------------------------
                (State or other jurisdiction of incorporation)


                 0-26362                            76-0416176
       ------------------------    ------------------------------------
       (Commission File Number)    (IRS Employer Identification Number)


                   9101 Jameel, Suite 180, Houston, TX 77040
            ------------------------------------------------------
             (Address of principal executive offices)  (Zip code)



       Registrant's telephone number, including area code (713) 460-1976
                                                          --------------

   _____________________________(Former address, if changed since last report)

                    NUTRITION FOR LIFE INTERNATIONAL, INC.

                   INFORMATION TO BE INCLUDED IN THE REPORT

Introduction
------------

    On December 2, 1999, Nutrition For Life International, Inc. (the "Company") filed a Report on Form 8-K regarding the acquisitions by the Company on November 17, 1999 of Advanced Nutraceuticals, Inc. ("ANI") and Bactolac Pharmaceutical Inc. ("BPI"). On December 15, 1999, the Company filed a Report on Form 8-K reporting the acquisition on December 1, 1999 of Ash Corp. ("ASH") through a merger with BPI.

    The purpose of this Amendment is to provide the financial statements of the businesses acquired and the pro forma financial information which were not included in the initial filings.

ITEM 7.  Financial Statements and Exhibits.
         ---------------------------------

         (a) Financial Statements of Business Acquired.

             Advanced Nutraceuticals, Inc.
               Report of Grant Thornton LLP
               Consolidated Balance Sheets
               Consolidated Statements of Operations
               Consolidated Statements of Stockholders' Equity (Deficit) Consolidated Statements of Cash Flows
               Notes to Consolidated Financial Statements

             Ash Corp.
               Report of Hein + Associates LLP
               Balance Sheets
               Statements of Operations
               Statements of Stockholders' Deficit
               Statements of Cash Flows
               Notes to Financial Statements

             Bactolac Pharmaceutical Inc.
               Report of Grant Thornton LLP
               Balance Sheets
               Statements of Earnings
               Statements of Stockholder's Equity
               Statements of Cash Flows
               Notes to Financial Statements

    (b) Pro forma Financial Information.

        Attached is the following unaudited pro forma consolidated financial statements which give effect to the acquisitions by the Company of 100% of the outstanding common stock of ANI, BPI and ASH:

          Unaudited pro forma combining balance sheet as of September 30, 1999.

          Unaudited pro forma combining statements of operations for the year ended September 30, 1999.

          Explanatory Head Note

          Notes to pro forma consolidated financial statements.

    (c) Exhibits

          23.1  Consent of Grant Thornton LLP
          23.2  Consent of Hein + Associates LLP
          23.3  Consent of Grant Thornton LLP



                                  Signatures

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         NUTRITION FOR LIFE INTERNATIONAL, INC.



Dated: January 28, 2000               By: /s/ David P. Bertrand
                                         ----------------------------
                                              David P. Bertrand, President

              Report of Independent Certified Public Accountants
              --------------------------------------------------


Board of Directors
Advanced Nutraceuticals, Inc. and Subsidiaries


     We have audited the accompanying consolidated balance sheets of Advanced Nutraceuticals, Inc. and Subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period from inception (September 9, 1997) through December 31, 1997, and the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Advanced Nutraceuticals, Inc. and subsidiaries as of December 31, 1997 and 1998, and the consolidated results of their operations and their consolidated cash flows for the period from inception (September 9, 1997) through December 31, 1997, and for the year ended December 31, 1998, in conformity with generally accepted accounting principles.


GRANT THORNTON LLP


Houston, Texas
November 10, 1999

                         Advanced Nutraceuticals, Inc.

                          CONSOLIDATED BALANCE SHEETS


                                                                    December 31,   December 31,   September 30,
                                                                        1997           1998            1999
                                                                    -------------  -------------  --------------
                                                                                                   (Unaudited)
CURRENT ASSETS
 Cash and cash equivalents                                           $    24,862    $   156,480     $    15,097
 Prepaid expenses and other current assets                                   500            551             550
                                                                     -----------    -----------     -----------
      Total current assets                                                25,362        157,031          15,647

PROPERTY AND EQUIPMENT, NET                                                2,292          2,530           2,530
DEFERRED OFFERING COSTS                                                    1,847              -               -
                                                                     -----------    -----------     -----------
                                                                     $    29,501    $   159,561     $    18,177
                                                                     ===========    ===========     ===========
    LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Due to affiliates                                                   $    25,000    $       616     $       616
 Accounts payable                                                            500        111,656          20,947
                                                                     -----------    -----------     -----------
      Total current liabilities                                           25,500        112,272          21,563

COMMITMENTS AND CONTINGENCIES                                                  -              -               -

STOCKHOLDERS' EQUITY (DEFICIT)
 Preferred stock, $.001 par value, 5,000,000 shares
  authorized, 0 issued and outstanding                                         -              -               -
 Common stock, $.001 par value, 30,000,000 shares
  authorized, 1,800,000 issued and outstanding
  at December 31, 1997 and 2,388,000 issued and
  outstanding at December 31, 1998 and
  September 30, 1999                                                       1,800          2,388           2,388
 Additional paid-in capital                                            2,998,200      3,944,718       3,944,718
 Accumulated deficit                                                  (2,995,999)    (3,899,817)     (3,950,492)
                                                                     -----------    -----------     -----------
      Total stockholders' equity (deficit)                                 4,001         47,289          (3,386)
                                                                     -----------    -----------     -----------
                                                                     $    29,501    $   159,561     $    18,177
                                                                     ===========    ===========     ===========



       The accompanying notes are an integral part of these statements.

                         Advanced Nutraceuticals, Inc.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                      From inception                             Nine months
                                                    (September 9, 1997)      Year                   ended
                                                          through            ended               September 30,
                                                       December 31,      December 31,           ---------------
                                                           1997              1998                1998     1999
                                                    -------------------  -------------          ------  -------
                                                                                                  (Unaudited)
Compensation expense relating to issuance of
 common stock to management and
 consultants                                               $ 2,985,000   $          -       $        -   $      -
Selling, general and administrative expenses                    11,892        915,014           40,950     53,515
                                                           -----------      ---------       ----------   --------
   Loss from operations                                     (2,996,892)      (915,014)         (40,950)   (53,515)
Other income (expense)
 Interest                                                          589         11,251            7,530      2,340
 Other                                                             304            (55)             (55)       500
                                                           -----------      ---------       ----------   --------
                                                                   893         11,196            7,475      2,840
                                                           -----------      ---------       ----------   --------
Loss before income taxes                                    (2,995,999)      (903,818)         (33,475)   (50,675)

Income tax (expense) benefit                                         -              -                -          -
                                                           -----------      ---------       ----------   --------
   NET LOSS                                                $(2,995,999)     $(903,818)      $  (33,475)  $(50,675)
                                                           ===========      =========       ==========   ========


       The accompanying notes are an integral part of these statements.

                         Advanced Nutraceuticals, Inc.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                          December 31, 1997 and 1998


                                                                             Total
                                               Additional                stockholders'
                            Number of           paid-in    Accumulated       equity
                             shares    Amount   capital      deficit       (deficit)
                            ---------  ------  ----------  ------------  --------------
Issuance of management,
 consultant and director
 shares                     1,800,000  $1,800  $2,998,200  $         -     $ 3,000,000
Net loss                            -       -           -   (2,995,999)     (2,995,999)
                            ---------  ------  ----------  -----------     -----------
Balance at December 31,
 1997                       1,800,000   1,800   2,998,200   (2,995,999)          4,001
Issuance of stock             588,000     588     946,518            -         947,106
Net loss                            -       -           -     (903,818)       (903,818)
                            ---------  ------  ----------  -----------     -----------
Balance at December 31,
 1998                       2,388,000   2,388   3,944,718   (3,899,817)         47,289
Net loss (unaudited)                -       -           -      (50,675)        (50,675)
                            ---------  ------  ----------  -----------     -----------
Balance at September 30,
 1999 (unaudited)           2,388,000  $2,388  $3,944,718  $(3,950,492)    $    (3,386)
                            =========  ======  ==========  ===========     ===========




        The accompanying notes are an integral part of this statement.

                         Advanced Nutraceuticals, Inc.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                               From inception
                                             (September 9, 1997)            Year                  Nine months ended
                                                   through                 ended                     September 30,
                                                December 31,            December 31,     -----------------------------------
                                                    1997                    1998                1998                 1999
                                          -------------------------  ------------------  -----------------  ----------------
                                                                                                      (Unaudited)
Cash flows from operating activities
 Net loss                                              $(2,995,999)          $(903,818)        $  (33,475)  $        (50,675)
 Adjustments to reconcile net loss to
  net cash provided (used) by
  operating activities
  Depreciation                                                 208               1,667                417                  -
  Compensation expense related to
   issuance of common stock to
   management and consultants                            2,985,000                   -                  -                  -
  Change in assets and liabilities
   (Increase) decrease in prepaid
     expenses and other current
     assets                                                   (500)                (51)              (600)                 1
   (Increase) decrease in deferred
     offering costs                                         (1,847)              1,847           (607,362)                 -
   Increase (decrease) in due to
     affiliates                                             22,500             (24,384)           (24,384)                 -
   (Decrease) increase in
     accounts payable                                          500             111,156              5,305            (90,709)
                                                       -----------           ---------         ----------   ----------------
  Net cash provided (used) by
   operating activities                                      9,862            (813,583)          (660,099)          (141,383)
 Cash flows from investing activities
 Acquisition of property and
  equipment                                                      -              (1,905)            (1,905)                 -
Cash flows from financing activities
 Issuance of stock                                          15,000             947,106            947,106                  -
                                                       -----------           ---------         ----------   ----------------
Net increase (decrease) in cash and
 cash equivalents                                           24,862             131,618            285,102           (141,383)
Cash and cash equivalents at
 beginning of period                                             -              24,862             24,862            156,480
                                                       -----------           ---------         ----------   ----------------

Cash and cash equivalents at end of
 period                                                $    24,862           $ 156,480         $  309,964   $         15,097
                                                       ===========           =========         ==========   ================
Supplemental disclosure of noncash
 investing activities:
 Furniture and fixtures acquired
  through donation from a related
  party                                                $     2,292           $       -         $        -   $              -

       The accompanying notes are an integral part of these statements.

                         Advanced Nutraceuticals, Inc.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES

 1. Description of Business
    -----------------------

 The consolidated financial statements included herein are of Advanced Nutraceuticals, Inc. (ANI), a Delaware corporation, and of Naturally Direct, Inc. (NDI), a Texas corporation and predecessor to ANI.

 The consolidated financial statements include the accounts of the Company and its wholly-owned, dormant subsidiaries. All significant intercompany accounts have been eliminated in consolidation.

 In September 1998, the incorporation of NDI was changed from Texas to Delaware by the merger of NDI with and into ANI. At the time of the merger, each share of NDI common stock outstanding was converted into one and two-tenths of ANI's common stock. The effect of the merger on common stock has been retroactively reflected in the accompanying financial statements. In addition to its authorized common stock, ANI has authorized 5,000,000 shares of preferred stock having a par value of $.001. References to the Company herein refer to ANI and its predecessor, NDI.

 The Company was incorporated on September 9, 1997 for the purpose of creating a full service vertically integrated manufacturer and supplier of quality nutritional supplements and botanical ingredients. The Company intended to acquire four businesses, complete an initial public offering (IPO) of its common stock and, subsequent to the offering, continue to acquire, through merger or purchase, similar companies to expand its national operations.
 During 1998, the Company filed a registration statement on Form S-1 for the sale of 5,000,000 shares of its common stock, which was subsequently withdrawn. The Company incurred $845,965 in IPO costs which were expensed in 1998. The Company has not conducted any operations, and all activities to date have related to the contemplated offering and mergers. Substantially all expenditures to date have been funded by the proceeds received in connection with a private placement during 1998 (see Note B).

 2. Cash and Cash Equivalents
    -------------------------

 The Company considers all highly liquid debt investments purchased with an original maturity of three months or less to be cash equivalents.

                         Advanced Nutraceuticals, Inc.

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES - Continued

 3. Concentration of Credit Risk
    ----------------------------

 Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of cash deposits. The Company maintains cash balances at financial institutions which may at times be in excess of federally insured levels. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risks on cash maintained in bank deposit accounts.

 4. Property and Equipment
    ----------------------

 Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets on a straight-line basis. The useful lives of property and equipment for purposes of computing depreciation is three years. Property and equipment at December 31, 1998 and 1997, with a cost and accumulated depreciation of $4,405 and $1,875 and $2,500 and $208, respectively, consists of furniture and fixtures and a computer system.

 Expenditures for major additions or improvements which extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred.

 5. Commitments
    -----------

 The Company is currently utilizing office space under a month-to-month lease agreement which requires monthly rentals of $575.

 6. Deferred Offering Costs
    -----------------------

 The costs related to filing a registration statement on Form S-1 for the sale of common stock were capitalized when incurred at December 31, 1997; the Form S-1 was subsequently withdrawn and deferred offering costs were expensed during 1998.

 7. Income Taxes
    ------------

 Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense (benefit) is the result of changes in deferred tax assets and liabilities.

 The Company has incurred losses from operations since its inception and, accordingly, no deferred tax asset has been realized. All carryforwards are subject to review and possible adjustment by the Internal Revenue Service. Additionally, Section 382 of the Internal Revenue Code limits the amounts of net operating loss carryforwards usable by a corporation following a more than 50 percentage point change in ownership of the corporation during a three year period. It is possible that subsequent transactions involving the Company's capital stock could result in such a limitation. As of September 30, 1999, management does not believe that a 50 percentage point change in ownership has occurred during a three year period.

                         Advanced Nutraceuticals, Inc.

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES - Continued

 8.   Financial Instruments
      ---------------------

 The Company's financial instruments consist of cash and cash equivalents and accounts payable. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

 9.   Use of Estimates
      ----------------

 In preparing the financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.

 10.  New Accounting Pronouncements
      -----------------------------

 In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). The Company is required to adopt SFAS 133 in the year ended December 31, 2000.
 SFAS 133 established methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. To date, the Company has not entered into any derivative financial instruments or hedging activities.

 11.  Unaudited Interim Information
      -----------------------------

 The financial information for the nine months ended September 30, 1999 and 1998 has not been audited by independent certified public accountants. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the unaudited interim financial information. In the opinion of management of the Company, the unaudited interim financial information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Results of operations for the interim period are not necessarily indicative of the results of operations for the full year.

                         Advanced Nutraceuticals, Inc.

NOTE B - STOCKHOLDERS' EQUITY

 In December 1997, the Company issued a total of 1,800,000 shares of common stock to management and directors of and consultants to the Company at a price of $.01 per share. As a result of these transactions, the Company recorded a nonrecurring, noncash compensation charge of $2,985,000 representing the difference between the amount paid for the shares and an estimated fair market value of the shares on the date of sale.

 During 1998, the Company issued under a subscription agreement in a private placement a total of 588,000 shares of common stock to investors at a price of $1.67 per share. As a result, the Company recorded additional paid-in capital of $946,518, net of offering costs of $34,854, representing the difference between the amount paid for the shares and the par value of the shares on the date of sale.


NOTE C - EVENTS SUBSEQUENT TO THE DATE OF REPORT OF INDEPENDENT
         CERTIFIED PUBLIC ACCOUNTANTS (UNAUDITED)

 On November 17, 1999, the Company merged into a wholly-owned subsidiary of Nutrition For Life International, Inc., a Houston-based publicly-held company.

                         INDEPENDENT AUDITOR'S REPORT



Board of Directors
Ash Corp.
Gulfport, Mississippi


We have audited the accompanying balance sheets of Ash Corp. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' deficit and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ash Corp. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.

HEIN + ASSOCIATES LLP

Houston, Texas
July 16, 1999

                                  ASH CORP.

                                Balance Sheets

                                                                    September                    December 31,
                                                                       30,          -------------------------------------
                                                                      1999                 1998                 1997
                                                               ----------------     ----------------     ----------------
                                                                  (unaudited)
                               ASSETS
                               ------
Current Assets:
 Cash                                                          $        151,038     $             -      $        135,448
 Accounts receivable - trade                                            976,826              684,957              697,427
 Stockholder receivable                                                 170,098               35,887                    -
 Inventories, net                                                     1,673,005            1,243,368              854,722
 Prepaid expenses                                                        15,814               18,918                8,910
                                                               ----------------     ----------------     ----------------
     Total current assets                                             2,986,781            1,983,130            1,696,507
Property And Equipment, net                                           2,130,453            2,260,547            2,181,187
Other Assets                                                              7,813                8,346                9,056
                                                               ----------------     ----------------     ----------------
     Total assets                                              $      5,125,047     $      4,252,023     $      3,886,750
                                                               ================     ================     ================


             LIABILITIES AND STOCKHOLDERS' DEFICIT
             -------------------------------------

Current Liabilities:
 Current portion of notes payable                              $      2,200,017     $      1,075,777     $      2,396,650
 Accounts payable, trade                                              2,602,435            2,253,097            2,017,171
 Accrued expenses                                                     1,047,293              483,775              173,683
                                                               ----------------     ----------------     ----------------
     Total current liabilities                                        5,849,745            3,812,649            4,587,504
Notes Payable, less current portion                                   1,385,796            2,919,906            1,566,220
Commitments And Contingencies (Notes 6, 9 and 11)
Stockholders' Deficit:
 Common stock, $.001 par value, 30,000,000 shares authorized,            10,000               10,000               10,000
  10,000,000 issued and outstanding
 Accumulated deficit                                                 (2,120,494)          (2,490,532)          (2,276,974)
                                                               ----------------     ----------------     ----------------
     Total stockholders' deficit                                     (2,110,494)          (2,480,532)          (2,266,974)
                                                               ----------------     ----------------     ----------------
     Total liabilities and stockholders' deficit               $      5,125,047     $      4,252,023     $      3,886,750
                                                               ================     ================     ================

             See accompanying notes to these financial statements

                                  ASH CORP.

                           Statements of Operations


                                                              Nine Months Ended                      Years Ended December 31,
                                                                September 30,
                                                   -------------------------------------     -------------------------------------
                                                          1999                 1998                 1998                 1997
                                                   ----------------     ----------------     ----------------     ----------------
                                                                 (unaudited)
Revenue                                                  $9,213,285           $8,224,299          $10,533,761          $10,500,780
Cost Of Revenue                                           6,968,492            6,576,529            8,734,289            9,128,075
                                                         ----------           ----------          -----------          -----------
Gross Profit                                              2,244,793            1,647,770            1,799,472            1,372,705
General and Administrative                                1,583,979            1,292,654            1,713,855            1,986,277
                                                         ----------           ----------          -----------          -----------
Operating Income (Loss)                                     660,814              355,116               85,617             (613,572)
Other Income (Expense):
 Other income                                                 7,874               39,710               11,601               10,996
 Interest expense                                          (298,650)            (229,371)            (310,776)            (285,489)
                                                         ----------           ----------          -----------          -----------
     Total other income (expense)                          (290,776)            (189,661)            (299,175)            (274,493)
                                                         ----------           ----------          -----------          -----------

Net Income (Loss)                                        $  370,038           $  165,455          $  (213,558)         $  (888,065)
                                                         ==========           ==========          ===========          ===========

             See accompanying notes to these financial statements

                                  ASH CORP.

                      Statements of Stockholders' Deficit
                  Years Ended December 31, 1998 and 1997 and
                     Nine Months Ended September 30, 1999




                                                      Common Stock                                        Total
                                         ------------------------------------        Accumulated        Stockholders'
                                               Shares              Amount              Deficit             Deficit
                                         ----------------    ----------------    ----------------     ----------------
Balances, January 1, 1997                      10,000,000             $10,000         $(1,388,909)         $(1,378,909)

Net loss                                                -                   -            (888,065)            (888,065)
                                               ----------             -------         -----------          -----------

Balances, December 31, 1997                    10,000,000              10,000          (2,276,974)          (2,266,974)

Net loss                                                -                   -            (213,558)            (213,558)
                                               ----------             -------         -----------          -----------

Balances, December 31, 1998                    10,000,000              10,000          (2,490,532)          (2,480,532)

Net income (unaudited)                                  -                   -             370,038              370,038
                                               ----------             -------         -----------          -----------

Balances, September 30, 1999                   10,000,000             $10,000         $(2,120,494)         $(2,110,494)
                                               ==========             =======         ===========          ===========

             See accompanying notes to these financial statements

                                  ASH CORP.

                           Statements of Cash Flows

                                                        Nine Months Ended                    Years Ended December 31,
                                                          September 30,
                                              -----------------------------------     -----------------------------------
                                                     1999                1998                1998                1997
                                              ---------------     ---------------     ---------------     ---------------
                                                           (unaudited)
Cash Flows from Operating Activities:
 Net income (loss)                                  $ 370,038           $ 165,455           $(213,558)          $(888,065)
 Adjustments to reconcile net loss to net
  cash provided by (used in) operating
  activities:
   Depreciation and amortization                      215,155             206,472             276,821             251,140
   Changes in:
     Accounts receivable                             (291,869)           (123,833)             12,470            (118,083)
     Inventory                                       (429,637)           (767,141)           (388,646)            713,345
     Prepaid expenses                                   3,104             (75,087)            (10,008)             16,949
     Accounts payable                                 349,338             817,039             235,926            (314,749)
     Accrued expenses                                 563,518              16,385             310,092               2,047
                                                    ---------           ---------           ---------           ---------
      Net cash provided by (used in)                  779,647             239,290             223,097            (337,416)
       operating activities
Cash Flows from Investing Activities:
 Advances from (to) stockholder                      (134,211)           (162,148)            (35,887)             79,617
 Additions of property and equipment                  (84,528)            (45,441)           (355,471)            (53,369)
                                                    ---------           ---------           ---------           ---------
      Net cash provided by (used in)                 (218,739)           (207,589)           (391,358)             26,248
       investing activities
Cash Flows from Financing Activities:
 Repayments of debt                                  (409,870)           (167,149)           (171,870)           (174,778)
 Proceeds from debt                                         -                   -             204,683             621,394
                                                    ---------           ---------           ---------           ---------
      Net cash provided by (used in)                 (409,870)           (167,149)             32,813             446,616
       financing activities                         ---------           ---------           ---------           ---------
Net Change In Cash                                    151,038            (135,448)           (135,448)            135,448
Cash, beginning of period                                   -             135,448             135,448                   -
                                                    ---------           ---------           ---------           ---------
Cash, end of period                                 $ 151,038           $       -           $       -           $ 135,448
                                                    =========           =========           =========           =========
Supplemental Cash Flow Information:
 Cash paid for interest                             $  60,615           $ 160,107           $ 294,649           $ 268,075
                                                    =========           =========           =========           =========
Supplemental Non-Cash Investing
 and Financing Activities:
 Building improvements financed with note           $       -           $ 162,081           $ 210,000           $       -
  payable                                           =========           =========           =========           =========

             See accompanying notes to these financial statements

                                   ASH CORP.

                         NOTES TO FINANCIAL STATEMENTS


1.  Organization and Significant Accounting Policies
    ------------------------------------------------

    Organization and Nature of Operations - Ash Corp. (the "Company") was
    -------------------------------------
    incorporated in the state of Mississippi on September 12, 1995. The Company manufactures over-the-counter pharmaceuticals, including aspirin, antacid, laxatives, diaper powder, and ointments.

    Inventories - Inventories consist of raw materials, work in process, and
    -----------
    finished goods. Inventories are stated at the lower of cost or market, with cost determined on the first-in, first-out method, net of an estimated amount for slow-moving and/or obsolete items.

    Property and Equipment - Property and equipment is stated at cost, less
    ----------------------
    accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets ranging from 3 to 39 years. Major improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations.

    Long-Lived Assets - The Company reviews for the impairment of long-lived
    -----------------
    assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. The Company has not identified any such impairment losses.

    Income Taxes - The Company accounts for income taxes on the liability method
    ------------
    under which the amount of deferred income taxes is based upon the tax effects of the differences between the financial and income tax bases of the Company's assets and liabilities at the balance sheet date based upon existing laws.

    Comprehensive Income (Loss) - Comprehensive income (loss) is defined as all
    --------------------------
    changes in stockholders' equity (deficit), exclusive of transactions with owners, such as capital investments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries, and certain changes in minimum pension liabilities. The Company's comprehensive income (loss) was equal to its net income (loss) for the years ended December 31, 1998 and 1997 and the nine months ended September 30, 1999.

1.  Organization and Significant Accounting Policies  (continued)
    ------------------------------------------------

    Unaudited Interim Information - The accompanying financial information as of
    -----------------------------

                                   ASH CORP.

                         NOTES TO FINANCIAL STATEMENTS

    September 30, 1999 and for the nine-month periods ended September 30, 1999 and 1998 has been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements reflect all adjustments, consisting of normal recurring accruals which are, in the opinion of management, necessary to fairly present such information in accordance with generally accepted accounting principals.

    Use of Estimates - The preparation of these financial statements in
    ----------------
    conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.


2.  Inventories
    -----------

    Inventories consisted of the following:

                                                         September 30,                   December 31,
                                                                            ------------------------------------
                                                              1999                 1998                 1997
                                                       ---------------      ---------------      ---------------
Packaging materials                                         $  666,068           $  595,640             $463,542
Raw materials                                                  450,033              403,516              256,754
Work in process                                                119,535              110,353               88,907
Finished goods                                                 515,746              212,236               95,519
                                                            ----------           ----------             --------
           Total                                             1,751,382            1,321,745              904,722
Less: reserve for slow-moving and obsolete                     (78,377)             (78,377)             (50,000)
                                                            ----------           ----------             --------
                                                            $1,673,005           $1,243,368             $854,722
                                                            ==========           ==========             ========

3.    Property and Equipment
      ----------------------

      A summary of property and equipment is as follows:

                                                         September 30,                   December 31,
                                                                            ------------------------------------
                                                              1999                 1998                 1997
                                                       ---------------      ---------------      ---------------
Land                                                       $   150,124           $  150,124           $  150,124
Furniture, fixtures, equipment                               1,908,515            1,873,573            1,831,954
Building and improvements                                    1,101,779            1,052,190              730,978
                                                           -----------           ----------           ----------
                                                             3,160,418            3,075,887            2,713,056
       Accumulated depreciation                             (1,029,965)            (815,340)            (531,869)
                                                           -----------           ----------           ----------

                                   ASH CORP.

                         NOTES TO FINANCIAL STATEMENTS

                                                           $ 2,130,453           $2,260,547           $2,181,187
                                                           ===========           ==========           ==========

    Depreciation expense of $276,111 and $250,430 was recorded for the years ended December 31, 1998 and 1997, respectively, and $214,622 for the six months ended June 30, 1999.


4.    Notes Payable
      -------------

      Notes payable consists of the following:

                                                         September 30,                   December 31,
                                                                            ------------------------------------
                                                              1999                 1998                 1997
                                                       ---------------      ---------------      ---------------
Notes payable to bank (a)                                  $ 1,747,828          $ 1,747,828          $ 1,746,394
Note payable to bank (b)                                     1,468,721            1,531,465            1,603,024
Notes payable to bank (c)                                       71,224              181,677                    -
Note payable to a customer (d)                                 246,702              500,000              500,000
Other                                                           51,338               34,713              113,452
                                                           -----------          -----------          -----------
Total notes payable                                          3,585,813            3,995,683            3,962,870
 Less:  current portion                                     (2,200,017)          (1,075,777)          (2,396,650)
                                                           -----------          -----------          -----------
                                                           $ 1,385,796          $ 2,919,906          $ 1,566,220
                                                           ===========          ===========          ===========


4.  Notes Payable  (continued)
    -------------

    On June 14, 1999 the Company entered into a Workout, Renewal and Extension Agreement (the "Agreement") with its bank (the "Bank"). The Agreement requires the Company to repay the notes listed above under the following terms:

    (a) Two notes originally due in 1998, now due in six monthly installments of $22,028, including interest at 8.75%, beginning December 14, 1999 with the remaining balance due July 14, 2000.

    (b) Note in the original amount of $1,750,000, bearing interest at 8.75%, due October 10, 2010 in monthly installments of $17,620, including interest.

    (c) Two notes originally due March 23, 1999 and October 26, 1999, bearing interest at 9.5% and 9.75%. These two notes and all past due amounts under (b)($105,719), now due in 20 weekly installments of $20,000, beginning June 30, 1999. These

                                   ASH CORP.

                         NOTES TO FINANCIAL STATEMENTS

        payments are required to be automatically deducted from the Company's cash account. Any excess payments above the principal balances will then be applied to the principal balance of the notes described in (a) above.

    (d) Note payable to the Company's largest customer was renewed in October 1998, accruing interest at 8%, payments due monthly beginning June 1999; one payment of $42,277 and six payments of $83,333 including interest, final payment due December 1999. The payments will be made as a reduction of the monthly reimbursement of "fixed manufacturing expenses" (see note 6). The note is collateralized by land and building and is subordinate to the bank debt.

    The above notes are collateralized by substantially all of the Company's assets and the Bank notes are personally guaranteed by two of the Company's stockholders.

    The Bank notes have two financial covenants which limit the amount of officers' compensation and requires the Company to maintain a minimum balance of $25,000 in its cash account.

4.  Notes Payable  (continued)
    -------------

    The following summarizes the future payments on the above related notes as provided in the Agreement and with the customer:

                 Years Ending
                  December 31,
                 -------------
                    1999              $1,075,777
                    2000               1,550,307
                    2001                  92,322
                    2002                 100,857
                    2003                 110,181
                 Thereafter            1,066,239
                                      ----------
                   Total              $3,995,683
                                      ==========



5.  Income Taxes
    ------------

    The Company has net operating loss ("NOL") carryforwards of approximately $2,300,000, expiring in various amounts through 2019. The ability of the Company to utilize the

                                   ASH CORP.

                         NOTES TO FINANCIAL STATEMENTS


    carryforwards is dependent upon the Company generating sufficient taxable income in the future.

    The tax effect of significant temporary differences representing deferred tax assets and liabilities are as follows:

                                                                                      December 31,
                                                         September 30,      ------------------------------------
                                                              1999                 1998                 1997
                                                       ---------------      ---------------      ---------------
NOL carryforwards                                            $ 781,000            $ 915,000            $ 732,000
Financial basis of assets in excess of tax                    (180,000)            (145,000)             (80,000)
 basis
Valuation allowance                                           (601,000)            (770,000)            (652,000)
                                                       ---------------      ---------------      ---------------
     Net deferred tax balance                                $       -            $       -            $       -
                                                       ===============      ===============      ===============


6.  Commitments and Contingencies
    -----------------------------

    Supplier Agreement
    ------------------

    The Company has an agreement with a significant pharmaceutical company (the "Customer") to exclusively manufacture certain products. The Customer pays standard cost, which must be approved by the Customer. Standard costs are adjusted annually to reflect anticipated costs for the next year. The Customer also pays $83,333 monthly for "fixed manufacturing expenses." The Company's sales to the Customer totaled approximately $6,582,000 and $7,393,000 for the years ended December 31, 1998 and 1997, respectively, and $4,365,000 and $3,206,000 for the six months ended June 30, 1999 and 1998, respectively. This customer has the right to offset amounts owed by the Company with amounts owed to the Company.

    In 1997 the Company was to receive $1,000,000 ($83,333 per month) from the Customer for fixed manufacturing expenses. However, in January of 1997, the Company discounted the 12 payments by $150,000 and received a lump sum of $850,000.

    The agreement with the Customer expires October 10, 2000.

    Litigation
    ----------

    In 1998, two stockholders filed a lawsuit against the Company and the two majority stockholders. This lawsuit was settled in January 1998, and the Company was released

                                   ASH CORP.

                         NOTES TO FINANCIAL STATEMENTS


    from any and all liability. The majority stockholders agreed to pay $460,000 to resolve these claims which amount is secured by a promissory note given by the majority stockholders. The settlement agreement also required the Company to guarantee this promissory note. The stockholders that filed the lawsuit returned their stock certificates for cancellation and were reissued 20% of the outstanding common stock of the Company. The majority stockholders' ownership percentage was increased to 80% as a result of this settlement. The majority stockholders also were required to pledge their stock in the Company as additional security. As of December 31, 1998 and September 30, 1999, the Company had paid $70,000 and $120,000 related to this guarantee which is included in shareholder receivables.

    The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.


6.  Commitments and Contingencies  (continued)
    -----------------------------

    Product Liability
    -----------------

    As of December 31, 1998, the Company was corresponding with a significant customer regarding a potential customer claim brought about by shipment of defective product. The Company intends to defend its position that its product was not defective; however, at December 31, 1998 and September 30, 1999, the Company has accrued $150,000 as a contingency reserve related to this matter.

    Operating Leases
    ----------------

    The Company leases equipment under non-cancelable operating leases. The leases expire in 1999. Total minimum lease payments due in 1999 are approximately $2,700. Rent expense for the year ended December 31, 1998 and 1997 was approximately $5,400 and $8,400, respectively. Rent expense for the nine months ended September 30, 1999 and 1998 was approximately $10,000 and $40,000, respectively.


7.  Concentrations of Credit Risk
    -----------------------------

                                   ASH CORP.

                         NOTES TO FINANCIAL STATEMENTS

    Financial instruments that potentially subject the Company to concentration of credit risk are accounts receivable. The Company performs ongoing credit evaluations as to the financial condition of its customers. Generally, no collateral is required. Two customers made up approximately 99% and 82% of accounts receivable balances at December 31, 1998 and 1997, respectively. One customer accounted for approximately 77% of accounts receivable at September 30, 1999.


8.  Revenues from Major Customers
    ------------------------------

    A summary of the Companies' revenues from major customers is as follows (rounded to thousands):

                                       Nine Months Ended September 30,             Year Ended December 31,
                                    -----------------------------------     -----------------------------------
                                          1999                1998                1998                1997
                                    ---------------     ---------------     ---------------     ---------------
Customer A                               $6,580,032          $4,513,087         $ 6,582,000         $ 7,393,000
Customer B                                1,236,873           1,875,745           2,204,000             630,000
Customer C                                  815,960             949,095           1,055,000             932,000
Others                                      580,420             886,372             693,000           1,439,000
                                         ----------          ----------         -----------         -----------
        Totals                           $9,213,285          $8,224,299         $10,534,000         $10,394,000
                                         ==========          ==========         ===========         ===========



9.  Management Plans
    -----------------

    The Company's losses for the years ended December 30, 1998 and 1997 amounted to approximately $214,000 and $888,000, respectively. As a result of these losses, the Company's working capital position has deteriorated, and its ability to generate sufficient cash flows from operations to meet its operating and capital requirements is uncertain. In addition, the Company was unable to make principal payments on its debt subsequent to December 31, 1998; however, it was able to renegotiate and extend the debt with its bank in June 1999 (see note 4). These matters raise substantial doubt about the Company's ability to continue as a going concern. In addition to the revision of the debt terms, the Company believes it will be successful in its ability to continue as a going concern by pursuing various financing alternatives, including a sale of the Company's stock or assets; however, there are no assurances any of the various alternatives will occur and be successful.

                                   ASH CORP.

                         NOTES TO FINANCIAL STATEMENTS

    Subsequent to September 30, 1999, the stockholders of the Company sold all of their shares in Ash Corp. to a holding company in exchange for an ownership interest in a publicly traded company. This transaction is an integral part of the consolidation of three established companies, one of which is Ash Corp.


10. Profit Sharing Plan
    -------------------

    The Company has a 401(k) profit sharing plan (the "Plan"). Eligible employees may make voluntary contributions to the Plan that are limited as specified in the Plan. The Company makes no matching contributions under the Plan.


11. Year 2000
    ---------

    The Company has begun to address possible remedial efforts in connection with computer software that could be affected by the Year 2000 problem. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. The Year 2000 problem may impact or be impacted by other entities with which the Company transacts business.

              Report of Independent Certified Public Accountants
              --------------------------------------------------


Board of Directors
Bactolac Pharmaceutical Inc.


We have audited the accompanying balance sheets of Bactolac Pharmaceutical
Inc. as of December 31, 1998 and 1997, and the related statements of earnings, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Bactolac Pharmaceutical Inc.
as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


GRANT THORNTON LLP


Houston, Texas
October 20, 1999

                         Bactolac Pharmaceutical Inc.

                                BALANCE SHEETS



                                    ASSETS

                                                              December 31,
                                                         ----------------------  September 30,
                                                            1997        1998          1999
                                                         ----------  ----------  --------------
                                                                                  (Unaudited)
CURRENT ASSETS
 Cash                                                    $   90,902  $  379,590     $  141,004
 Accounts receivable - trade, less allowance for
   doubtful accounts of $75,000, $75,000 and $100,000     1,204,040   1,598,381      2,841,982
 Inventory                                                  657,450     996,476        832,828
                                                         ----------  ----------     ----------
     Total current assets                                 1,952,392   2,974,447      3,815,814
PROPERTY AND EQUIPMENT - net                                 73,094     147,498        202,053
OTHER ASSETS                                                  8,341      23,662         30,772
                                                         ----------  ----------     ----------
                                                         $2,033,827  $3,145,607     $4,048,639
                                                         ==========  ==========     ==========

                     LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
 Accounts payable                                        $  858,859  $1,102,840     $1,586,459
 Secured customer advance                                         -     140,000              -
 Accrued expenses                                            22,708      52,496         64,064
                                                         ----------  ----------     ----------
     Total current liabilities                              881,567   1,295,336      1,650,523
LOAN PAYABLE TO STOCKHOLDER                                   2,800           -              -
                                                         ----------  ----------     ----------
     Total liabilities                                      884,367   1,295,336      1,650,523
COMMITMENTS                                                       -           -              -
STOCKHOLDER'S EQUITY
 Common stock, par value $1 per share; authorized, issued
   and outstanding 100 shares                                   100         100            100
 Additional paid-in capital                                   4,852       4,852          4,852
 Retained earnings                                        1,144,508   1,845,319      2,393,164
                                                         ----------  ----------     ----------
     Total stockholder's equity                           1,149,460   1,850,271      2,398,116
                                                         ----------  ----------     ----------
                                                         $2,033,827  $3,145,607     $4,048,639
                                                         ==========  ==========     ==========





The accompanying notes are an integral part of these statements.

                         Bactolac Pharmaceutical Inc.

                            STATEMENTS OF EARNINGS



                                                                  Nine months ended
                                   Year ended December 31,          September 30,
                            -----------------------------------  ----------------------
                               1996        1997         1998        1998        1999
                            ----------  -----------  ----------  ----------  ----------
                                                                        (Unaudited)
Net sales                   $1,406,339   $5,002,113  $7,364,203  $5,886,424  $6,296,615
Cost of sales                1,135,492    3,802,153   6,003,291   4,863,892   5,409,447
                            ----------   ----------  ----------  ----------  ----------
   Gross profit                270,847    1,199,960   1,360,912   1,022,532     887,168
Selling, general and
 administrative expenses        74,621      246,224     293,172     166,605     220,117
                            ----------   ----------  ----------  ----------  ----------
   Operating income            196,226      953,736   1,067,740     855,927     667,051
Other income, net                4,902        4,913      11,587      10,258       4,839
                            ----------   ----------  ----------  ----------  ----------
   Net earnings             $  201,128   $  958,649  $1,079,327  $  866,185  $  671,890
                            ==========   ==========  ==========  ==========  ==========




The accompanying notes are an integral part of these statements.

                         Bactolac Pharmaceutical Inc.

                      STATEMENTS OF STOCKHOLDER'S EQUITY



                                                 Additional   Retained        Total
                              Number of           paid-in     earnings    stockholder's
                               shares    Amount   capital     (deficit)       equity
                              ---------  ------  ----------  -----------  --------------
Balance at January 1, 1996          100    $100      $4,852  $   (2,427)     $    2,525
Net earnings                          -       -           -     201,128         201,128
                                    ---    ----      ------  ----------      ----------
Balance at December 31,
 1996                               100     100       4,852     198,701         203,653
Net earnings                          -       -           -     958,649         958,649
Distributions                         -       -           -     (12,842)        (12,842)
                                    ---    ----      ------  ----------      ----------
Balance at December 31,
 1997                               100     100       4,852   1,144,508       1,149,460
Net earnings                          -       -           -   1,079,327       1,079,327
Distributions                         -       -           -    (378,516)       (378,516)
                                    ---    ----      ------  ----------      ----------
Balance at December 31,
 1998                               100     100       4,852   1,845,319       1,850,271
Net earnings (unaudited)              -       -           -     671,890         671,890
Distributions (unaudited)             -       -           -    (124,045)       (124,045)
                                    ---    ----      ------  ----------      ----------
Balance at September 30,
 1999 (unaudited)                   100    $100      $4,852  $2,393,164      $2,398,116
                                    ===    ====      ======  ==========      ==========




The accompanying notes are an integral part of this statement.

                         Bactolac Pharmaceutical Inc.

                           STATEMENTS OF CASH FLOWS


                                                                                              Nine months ended
                                                            Year ended December 31,              September 30,
                                                    -------------------------------------  --------------------------
                                                       1996         1997         1998          1998          1999
                                                    ----------  ------------  -----------  ------------  ------------
                                                                                                   (Unaudited)
Cash flows from operating activities
 Net earnings                                       $ 201,128   $   958,649   $1,079,327   $   866,185   $   671,890
 Adjustments to reconcile net earnings to net
   cash provided by operating activities
   Depreciation                                        45,564        44,344       39,057        25,932        71,651
   Loss on disposal of property and equipment               -             -        5,376             -             -
   Provision for doubtful accounts                          -        75,000            -        10,000        25,000
   Changes in assets and liabilities
     Increase in accounts receivable                 (219,024)   (1,052,749)    (394,341)   (1,437,316)   (1,268,601)
     (Increase) decrease in inventory                (188,024)     (469,426)    (339,026)     (271,197)      163,648
     (Increase) decrease in other assets                  160        (7,754)     (15,321)      (20,233)       (7,110)
     Increase in accounts payable                     280,382       573,180      383,981     1,184,113       343,619
     Increase in accrued expenses                       3,747        14,504       29,788        35,423        11,568
                                                    ---------   -----------   ----------   -----------   -----------
       Net cash provided by operating activities      123,933       135,748      788,841       392,907        11,665
Cash flows from investing activities
 Acquisition of property and equipment               (130,534)      (32,468)    (118,837)      (35,219)     (126,206)
Cash flows from financing activities
 Repayment of loan to shareholder                           -             -       (2,800)            -             -
 Distributions paid to stockholder                          -       (12,842)    (378,516)     (301,442)     (124,045)
                                                    ---------   -----------   ----------   -----------   -----------
       Net (decrease) increase in cash                 (6,601)       90,438      288,688        56,246      (238,586)
Cash at beginning of period                             7,065           464       90,902        90,902       379,590
                                                    ---------   -----------   ----------   -----------   -----------
Cash at end of period                               $     464   $    90,902   $  379,590   $   147,148   $   141,004
                                                    =========   ===========   ==========   ===========   ===========




The accompanying notes are an integral part of these statements.

                         Bactolac Pharmaceutical Inc.

                         NOTES TO FINANCIAL STATEMENTS



NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES

 1. Description of Business
    -----------------------

 Bactolac Pharmaceutical Inc. (the "Company") was incorporated in the state of New York on March 29, 1995. The Company manufactures and markets a variety of vitamin and nutritional supplement products, primarily from natural products. The products are primarily produced for specific customer orders, with the Company's customers consisting of a broad range of distributors and direct marketing organizations.

 2. Revenue Recognition
    -------------------

 Revenues are recognized as products are shipped.

 3. Concentration of Credit Risk
    ----------------------------

 Financial instruments which potentially subject the Company to concentration of credit risk consist of trade receivables. The Company's business activities are conducted with customers in the United States.

 4. Cash Concentration
    ------------------

 The Company maintains its cash balances primarily in one financial institution, which at times, may exceed federally insured limits. The Company has not experienced any losses in such account and believes it is not exposed to any significant credit risk on cash and cash equivalents.

 5. Allowance for Doubtful Accounts
    -------------------------------
 The Company maintains an allowance for doubtful accounts based upon the estimated collectibility of all accounts receivable.

 6. Inventory
    ---------

 Inventory consists of herbs and vitamin supplements in the raw material, blended and processed stages and is stated at the lower of cost or market with cost being determined on a first-in, first-out basis.

                         Bactolac Pharmaceutical Inc.

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
          POLICIES - Continued

 7.  Property and Equipment
     ----------------------

 Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets, generally seven years, using primarily accelerated methods. Expenditures for major additions or improvements which extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred.

 Management evaluates these costs for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Impairment would be recognized if the carrying amounts of such costs cannot be recovered by the net cash flows they will generate.

 8.  Income Taxes
     ------------

 The Company, with the stockholder's consent, has elected to be taxed as an S corporation since it began operations. Accordingly, taxable results of the Company are passed through and taxed to the stockholder. The accompanying financial statements do not contain any provision for, nor any current or deferred liability relating to income taxes. The difference between the financial statement and income tax bases of assets and liabilities consist primarily of the allowance for doubtful accounts receivable.

 9.  Financial Instruments
     ---------------------

 The Company's financial instruments consist of cash, accounts receivable and accounts and notes payable. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

 10. Use of Estimates
     ----------------

 In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                         Bactolac Pharmaceutical Inc.

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES - Continued

 11.   Recent Accounting Pronouncements
       --------------------------------

 In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). The Company is required to adopt SFAS 133 in the year ended December 31, 2000. SFAS 133 established methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. To date, the Company has not entered into any derivative financial instruments or hedging activities.

 12.   Unaudited Interim Information
       -----------------------------

 The financial information for the nine months ended September 30, 1998 and 1999 has not been audited by independent certified public accountants. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the unaudited interim financial information. In the opinion of management of the Company, the unaudited financial information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results of operations for the respective full years.

 13.   Reclassifications
       -----------------

 Certain amounts in prior financial statements have been reclassified to conform to the 1998 financial statement presentation.


NOTE B - INVENTORY

 Inventory consists of the following as at December 31,:

                            1997      1998
                          --------  --------
     Finished products    $125,643  $ 96,957
     Work in process       132,991   294,060
     Raw materials         398,816   605,459
                          --------  --------
                          $657,450  $996,476
                          ========  ========

                         Bactolac Pharmaceutical Inc.

NOTE C - PROPERTY AND EQUIPMENT

 Property and equipment are summarized as follows as at December 31,:


                                    Estimated
                                   useful lives
                                     in years      1997        1998
                                   ------------  ---------  ----------
     Machinery and equipment           7         $150,161   $ 226,322
     Furniture and fixtures           5-7          12,841      21,069
     Leasehold improvements           15                -       3,579
     Vehicles                          3                -      20,869
                                                 --------   ---------
                                                  163,002     271,839
       Accumulated depreciation                   (89,908)   (124,341)
                                                 --------   ---------
                                                 $ 73,094   $ 147,498
                                                 ========   =========

NOTE D - SECURED CUSTOMER ADVANCE

 During July 1998, a customer advanced $200,000 to the Company to fund raw material purchases, under a written Advance Agreement. The Agreement is non-interest bearing, is repayable at the rate of $15,000 per month, and is collateralized by accounts receivable and inventory.

NOTE E - LEASE COMMITMENTS

 The Company leases its manufacturing facilities as well as various equipment. The equipment leases are generally short-term (six month) agreements with month-to-month provisions at maturity. The facility leases have original terms of two to three years expiring through June 2001. The agreements contain options to renew each lease for an additional two year term and the agreements require the following minimum rental commitments as of December 31, 1998:

                      Year ending
                      December 31,         Amount
                   ------------------     --------
                         1999             $ 80,800
                         2000               77,400
                         2001               16,500
                                          --------
                                          $174,700
                                          ========

 The Company incurred rent expense in the amount of $47,562, $45,373 and $70,024 during each of the years ended December 31, 1996, 1997 and 1998.

                         Bactolac Pharmaceutical Inc.

NOTE F - MAJOR CUSTOMERS

 Sales to principal customers which were in excess of 10% of total net revenues in either 1996, 1997 or 1998, are shown below:

                          Year ending December 31,
                         ---------------------------
  Customer                 1996      1997     1998
 ----------              --------  --------  -------
     A*                     (a)       16%      36%
     B                      (a)       24%      10%
     C                      20%       (a)      (a)
     D                      17%       (a)      (a)
     E                      11%       (a)      (a)
     F                      10%       (a)      (a)
     G                      (a)       (a)      12%

   (a) less than 10%.

   * The Company has a receivable of approximately $880,000 at December 31, 1998.

 As of December 31, 1997 and 1998, respectively, the two major customers totaled 59% of accounts receivable, and the three major customers totaled 60% of accounts receivable.


NOTE G - RELATED PARTY TRANSACTIONS

 The Company sells products to, and purchases products from, an entity in which the stockholder of the Company holds a 20% ownership interest. Transactions between the Company and this entity are summarized as follows as of December 31,:


Customer                               1996       1997       1998
------------------------------------  -------  ----------  --------
   Products sales to related party $84,246 $1,213,121 $731,438 Product purchases from related
     party                                  -     459,790   660,481
   Period ending balance in:
     Accounts receivable from
       related party                   54,749     452,231   128,025
     Account payable to related
       party                                -      44,509   341,058

 As of December 31, 1997, the Company had a loan payable to its stockholder in the amount of $2,800 which was repaid during 1998.

                         Bactolac Pharmaceutical Inc.

NOTE H - SUBSEQUENT EVENT (UNAUDITED)

 In August, 1999, the Company and its stockholder entered into a Letter of Intent providing for the merger of the Company with Advanced Nutraceuticals, Inc., which in turn was being merged into Nutrition for Life International, Inc., a publicly traded entity.


                                              Nutrition For Life International, Inc.
                                            Unaudited Pro Forma Combining Balance Sheet
                                                        September 30, 1999

                                                      (Amounts in thousands)

                                                                                      NFLI              BPI              ASH
                                                                                    --------          -------          -------
                                  ASSETS
Current assets:
  Cash and cash equivalents                                                         $ 1,395             $ 141            $ 151
  Restricted cash                                                                       586                 -                -
  Marketable securities                                                                 997                 -                -
  Receivables                                                                           362             2,842              977
  Inventories                                                                         8,434               833            1,673
  Deferred tax asset, net                                                             1,647                 -                -
  Prepaid expenses and other assets                                                   1,063                 -              186
                                                                                    -------            ------           ------
       Total current assets                                                          14,484             3,816            2,987

Property and equipment, net                                                           6,038               202            2,130
Goodwill, net                                                                             -                 -                -
Other assets                                                                          1,719                31                8
                                                                                    -------            ------           ------
                Total assets                                                        $22,241            $4,049           $5,125
                                                                                    =======            ======           ======

                    LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit                                                                        $ -               $ -              $ -
  Accounts payable                                                                    2,517             1,587            2,603
  Accrued expenses and other                                                          2,730                64            1,047
  Deferred income                                                                       826                 -                -
  Current maturities:
      Long-term debt                                                                    385                 -                -
      Capital lease obligations                                                         177                 -                -
      Notes payable                                                                       -                 -            2,200
  Note payable to stockholder                                                             -                 -                -
                                                                                    -------            ------           ------
          Total current liabilities                                                   6,635             1,651            5,850

Defered tax liability                                                                   778                 -                -
Long-term debt                                                                          309                 -            1,386
Long-term portion of capital lease obligation                                           171                 -                -
Purchase notes payable                                                                    -                 -                -
                                                                                    -------            ------           ------
          Total liabilities                                                           7,893             1,651            7,236
                                                                                    -------            ------           ------

Stockholders' Equity:
  Preferred stock                                                                         -                 -                -
  Common stock                                                                           59                 1               10
  Additional paid-in capital                                                         11,837                 4                -
  Retained earnings (deficit)                                                         3,110             2,393           (2,121)
  Treasury stock and other                                                             (658)                -                -
                                                                                    -------            ------           ------
    Total stockholders' equity (deficit)                                             14,348             2,398           (2,111)
                                                                                    -------            ------           ------
Total liabilities and stockholders' equity                                          $22,241            $4,049           $5,125
                                                                                    =======            ======           ======


                                                                                      Adj.           Pro Forma           Pro Forma
                                                     ANI             Combined         Ref.          Adjustments           Combined
                                                  --------         ------------     -------        -------------        ----------
                                  ASSETS
Current assets:
  Cash and cash equivalents                         $ 15            $ 1,702                             $ (890)           $    812
  Restricted cash                                      -                586                                  -                 586
  Marketable securities                                -                997                                  -                 997
  Receivables                                          -              4,181                                  -               4,181
  Inventories                                          -             10,940                                  -              10,940
  Deferred tax asset, net                              -              1,647                                  -               1,647
  Prepaid expenses and other assets                    -              1,249            1                  (425)                824
                                                    ----            -------                           --------            --------
       Total current assets                           15             21,302                             (1,315)             19,987

Property and equipment, net                            3              8,373            1                 7,926              16,299
Goodwill, net                                          -                  -            1                 8,351               8,351
Other assets                                           -              1,758            1                   180               1,938
                                                    ----            -------                           --------            --------
                Total assets                        $ 18            $31,433                           $ 15,142            $ 46,575
                                                    ====            =======                           ========            ========

           LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit                                    $  -            $     -                           $      -            $      -
  Accounts payable                                    21              6,728                                  -               6,728
  Accrued expenses and other                           1              3,842             1                  355               4,197
  Deferred income                                      -                826                                  -                 826
  Current maturities:                                                                                        -
      Long-term debt                                   -                385             1                  944               1,329
      Capital lease obligations                        -                177                                  -                 177
      Notes payable                                    -              2,200                                  -               2,200
  Note payable to stockholder                          -                  -             1                  600                 600
                                                    ----            -------                           --------            --------
          Total current liabilities                   22             14,158                              1,899              16,057

Defered tax liability                                 -                778              1                2,830               3,608
Long-term debt                                        -              1,695              1                1,416               3,111
Long-term portion of capital lease obligation         -                171                                   -                 171
Purchase notes payable                                -                  -              1                3,000               3,000
                                                    ----            -------                           --------            --------
          Total liabilities                          22             16,802                               9,145              25,947
                                                    ----            -------                           --------            --------

Stockholders' Equity:
  Preferred stock                                     -                  -               1                   2                   2
  Common stock                                        2                 72               1                 (13)                 59
  Additional paid-in capital                      3,945             15,786               1               2,329              18,115
  Retained earnings (deficit)                    (3,951)              (569)              1               3,679               3,110
  Treasury stock and other                            -               (658)                                  -                (658)
                                                    ----            -------                           --------            --------
    Total stockholders' equity (deficit)             (4)            14,631                               5,997              20,628
                                                    ----            -------                           --------            --------
Total liabilities and stockholders' equity         $ 18            $31,433                            $ 15,142            $ 46,575
                                                    ====            =======                           ========            ========


                      Nutrition For Life International, Inc.
              Unaudited Pro Forma Combining Statements of Operations
                          Year Ended September 30, 1999
                     (In thousands, except per share amounts)

                                                                                               Adj.  Pro Forma    Pro Forma
                                                    NFLI      BPI      ASH      ANI   Combined Ref.  Adjustments    Combined
                                                  -------------------------------------------- ----  -----------------------
Net sales                                         $ 66,570  $ 7,774  $ 11,522  $  -   $ 85,866       $         -    $ 85,866
Cost of sales                                       44,742    6,549     9,126     -     60,417   2           435      60,852
                                                  --------------------------------------------       -----------------------
Gross profit                                        21,828    1,225     2,396     -     25,449              (435)     25,014

Operating expenses                                  22,330      346     2,004    20     24,700   3            99      24,799
Write-off off aborted offering expenses                  -        -         -   942        942                 -         942
Goodwill amortization                                    -        -         -     -          -   4           418         418
                                                  --------------------------------------------       -----------------------
Income (loss) from operations                         (502)     879       392  (962)      (193)             (952)     (1,145)

Other income (expense):
  Interest expense, net                                (21)       -      (381)    -       (402)                -        (402)
  Interest expense, purchase debt                        -        -         -     -          -   5          (468)       (468)
  Other                                                232        6       (20)    7        225                 -         225
                                                  --------------------------------------------       -----------------------
                                                       211        6      (401)    7       (177)             (468)       (645)
                                                  --------------------------------------------       -----------------------

Income (loss) before income tax expense (benefit)     (291)     885        (9) (955)      (370)           (1,420)     (1,790)
Income tax expense (benefit)                           557        -         -     -        557   6          (432)        125
                                                  --------------------------------------------       -----------------------
Net income (loss)                                 $   (848)   $ 885      $ (9)$(955)     $(927)      $      (988)   $ (1,915)
                                                  ============================================       =======================

Net (loss) per share:
   Basic and Diluted                              $  (0.15)                                                        $  (0.24)
                                                  ========                                                         ========


Shares used in computing
 net (loss) per share -
   Basic and Diluted                                 5,809                                                            8,020
                                                  ========                                                         ========


                    Nutrition For Life International, Inc.

           Pro Forma Consolidated Financial Information (Unaudited)

                             Explanatory Head Note

The accompanying unaudited pro forma consolidated financial statements give effect to the acquisitions by Nutrition For Life International, Inc. ("the Company" or "NFLI") of 100% of the outstanding common stock of Advanced Nutraceuticals, Inc. ("ANI"), Bactolac Pharmaceutical Inc. ("BPI") and ASH Corp. ("ASH"), pursuant to Agreements between the parties. The unaudited pro forma statements are based upon the estimates and assumptions set forth herein. The unaudited pro forma information has been prepared utilizing the historical financial statements and notes thereto, which for NFLI are incorporated by reference herein and for the aforementioned acquired companies are included herein. The unaudited pro forma financial data does not purport to be indicative of the results which actually would have been obtained had the purchase been effected on the dates indicated or of the results which may be obtained in the future. The unaudited pro forma financial statements should be read in conjunction with the historical financial statements set forth herein.


     Acquisition of Advanced Nutraceuticals, Inc.

     Effective November 17, 1999, ANI was acquired in exchange for 75,000 shares of convertible preferred stock.

     Acquisition of Bactolac Pharmaceutical Inc.

     Effective November 17, 1999, BPI was acquired in exchange for $2,500,000 in cash, a 7% note payable in the amount of $ 2,500,000, and 96,831 shares of convertible preferred stock. Additionally, up to 17,606 shares of convertible preferred stock may be issued pursuant to an earnout agreement.

     Acquisition of ASH Corp.

     Effective December 1, 1999, ASH was acquired in exchange for $750,000 in cash, a 7% note payable in the amount of $ 500,000, and 49,296 shares of convertible preferred stock. Additionally, up to 105,634 shares of convertible preferred stock may be issued pursuant to an earnout agreement.

     Financing Agreement

     Financing for the acquisitions was provided through a new financing arrangement with General Electric Capital Corporation. The borrowing agreement consists of a term loan and revolving credit facility, with interest on outstanding balances at .5% over prime. The agreement is collaterialized by substantially all of the assets of the Company.


The unaudited pro forma consolidated balance sheet assumes the acquisitions were consummated at September 30, 1999. The accompanying unaudited pro forma consolidated statement of operations assume the acquisitions were consummated at October 1, 1998, and have been derived from the statements of operations for the Company for the year ended September 30, 1999. The pro forma statements of operations for the acquired companies for the twelve months ended September 30, 1999, have been derived from their respective financial statements, included herein, by adding the results of each of their nine months ended September 30, 1999, to those of each of their three months ended December 31, 1998.


                    Nutrition For Life International, Inc.

             Notes to Pro Forma Consolidated Financial Statements
                   (In thousands, except per share amounts)

(1) Effective November 17, 1999 NFLI acquired BPI in exchange for consideration of $ 7,750 (comprised of $ 2,500 in cash, $ 2,500 in Purchase Notes and $ 2,750 in Convertible Preferred Stock) and ANI in exchange for consideration of $2,130 in Convertible Preferred Stock. Effective December 1, 1999 NFLI acquired ASH in exchange for consideration of $ 2,650 (comprised of $ 750 in cash, $ 500 in Purchase Notes and $ 1,400 in Convertible Preferred Stock) Additional shares may be issued in the future to the selling stockholders of BPI and ASH pursuant to earn-out agreements. The Convertible Preferred Stock, issuable for that portion of the purchase price was computed under the terms of the Agreements as of the date of closing at the equivalent value per Common Share ($2.84). In connection with the transaction NFLI also incurred approximately $ 600 in transaction expenses directly related to the acquisitions as well as $180 in fees associated with the credit facility. Collectively the above acquisitions are referred to as the "Acquired Companies" or the "Acquisitions". For accounting purposes the Acquisitions are accounted for under the purchase method of accounting.

Following is a summary of the allocation of the Acquired Companies purchase price:

                                             BPI           ASH             ANI           Totals
                                           -------       -------         -------        --------
Consideration:
  Cash (a)                                 $ 2,500       $   750         $     -        $  3,250
  Purchase Notes (b)                         2,500           500               -           3,000
  Transaction expenses (c)                     310           290               -             600
  Convertible Preferred
   Shares (Computed
  Equivalent Common
   share value of $2.84
   per share) (d)                            2,750         1,400           2,130           6,280
                                           -------       -------         -------        --------
       Totals                              $ 8,060       $ 2,940         $ 2,130        $ 13,130
                                           =======       =======         =======        ========

(a) - The cash portion was financed under a credit facility, of which $2,360 was drawn under the long-term portion of the agreement, repayable over a thirty-six month period. The balance of the cash purchase price ($890) was paid out of NFLI funds.
(b) - The Purchase Notes bear interest at 7% and are payable $1,200 in 2000, $1,200 in 2001 and $600 in 2002.
(c) - $425 of the transaction expenses had been paid at September 30, 1999, leaving $175 to be accrued for in addition to the $180 credit facility fee.
(d) - Pro forma equity adjustment is net of $283 in historical net assets.

Purchase Price Allocation:
  Historical net assets (e)                  $ 1,798      $ (2,111)          $ (4)         $ (317)
  Consideration                                8,060         2,940          2,130          13,130
                                           ---------     ---------       --------       ---------
          Excess                               6,262         5,051          2,134          13,447
  Adjust property and equipment to
   fair market value                              75         7,851              -           7,926
  Adjustment to deferred tax liability           (30)       (2,800)             -          (2,830)
                                           ---------     ---------       --------       ---------

  Balance to excess of cost over
   net assets acquired                       $ 6,217      $      -        $ 2,134         $ 8,351
----------------------------------------------======     ==========      ========       =========

(e) - BPI historical net assets are adjusted for a $600 dividend paid to its stockholder prior to closing and loaned back to the company, with a maturity date of April 15, 2001.


 (2)   Records depreciation of additional value assigned to property and equipment, computed as follows:

                                                    Average        Value         Annual
                      Description                    Life        Assigned     Depreciation
                                                    (years)
       Land                                             -            $ 1,445            $ -
       Buildings                                       30              2,100             70
       Machinery and equipment                         12              4,381            365
                                                                     -------          -----
          Totals                                                     $ 7,926          $ 435
                                                                     -------          -----
-----------------------------------------------------------------

 (3)   Adjusts management compensation amounts of the Acquired Companies, from the actual historical amounts paid, to the levels as provided for in the terms of the of the acquisition Employment Agreements.


 (4) Records amortization of excess of cost over net assets acquired, over a twenty year amortization period on a straight line basis. Additional shares potentially issuable under earnout Agreements would result, if issued, in additional intangible assets to be amortized.


 (5) Reflects interest expense on Purchase Notes at 7% and on advances under General Electric Capital Corporation at an average rate of 8.4%, on the debt used to fund the closing of the transaction. Additionally, reflects the amortization of the credit facility fee over its three year life.


 (6) Records income taxes (benefits) on the operations of the Acquired Companies, which previously were not subject to income taxes, as well as the pro forma expense adjustments, exclusive of goodwill which is not deductible for income tax purposes. An effective tax rate of 40% is used.